Exhibit 99.1

For:	Immediate Release	Contact:	Larry Lentych
	December 23, 2010		Chief Financial Officer
Andrea Short
Controller
574-235-2000

1ST SOURCE TO REPURCHASE PREFERRED STOCK FROM U.S. TREASURY

South Bend, IN – 1st Source Corporation (Nasdaq:SRCE), parent company of 1st Source Bank, announced today that it has received approval to redeem all of the 111,000 shares of Series A Preferred Stock issued to the Treasury in January 2009 under the Capital Purchase Program (the "CPP") of the Emergency Economic Stabilization Act of 2008. 1st Source will repay $111.68 million including accrued and unpaid dividends to redeem the shares and expects to do so on December 29, 2010. As part of the CPP Program, 1st Source also issued a warrant to the United States Treasury to purchase up to $16.65 million of 1st Source common stock, representing approximately 3.3 percent of the common shares outstanding at the time. The Corporation has fifteen days after repayment to take action to repurchase the warrant if it chooses to do so.
According to Christopher J. Murphy III, Chairman of 1st Source Corporation, “We are pleased that the economy is slowly improving and that we never needed to rely on the investment from the Treasury Department.  The Bank entered this last recession with strong capital and reserves and we continued to maintain them.”
“Our participation in the Capital Purchase Program came out of an abundance of caution and a desire to support our government’s efforts to deal with frozen capital markets. We were able to support our clients and our communities throughout these difficult times even without the use of TARP while avoiding many of the problems some other financial institutions encountered by providing our clients with straight talk and sound advice, always keeping their best interests in mind; and we intend to continue to do just that.” Mr. Murphy concluded.

The preferred stock that 1st Source will repurchase for $111.00 million currently has a carrying value of $106.14 million (net of a $4.86 million unaccreted discount) on 1st Source’s statement of financial condition. As a result of the repurchase, 1st Source will accelerate the accretion of the $4.86 million discount and record a reduction in retained earnings. Additionally, the reduction will be treated in a manner consistent with that for accrued preferred dividends in reporting net income available for common shareholders in the results of operations for the fourth quarter of 2010.
1st Source serves the northern half of Indiana and southwest Michigan and is the largest locally controlled financial institution headquartered in the area. While delivering a comprehensive range of consumer and commercial banking services through its community bank offices, 1st Source has distinguished itself with highly personalized services. 1st Source Bank also competes for business nationally by offering specialized financing services for new and used private and cargo aircraft, automobiles for leasing and rental agencies, medium and heavy duty trucks, construction and environmental equipment. The Corporation includes 76 community banking centers in 17 counties, 22 specialty finance locations nationwide, 7 trust and wealth management locations, and 7 1st Source Insurance offices. With a history dating back to 1863, 1st Source Bank has a tradition of providing superior service to clients while playing a leadership role in the continued development of the communities it serves.
1st Source may be accessed on its home page at “www.1stsource.com.”  Its common stock is traded on the Nasdaq Global Select Market under "SRCE" and appears in the National Market System tables in many daily newspapers under the code name "1st Src". Except for historical information contained herein, the matters discussed in this document express “forward-looking statements.” Generally, the words “believe,” “contemplate,” “seek,” “plan,” “possible,” “assume,” “expect,” “intend,” “targeted,” “continue,” “remain,” “estimate,” “anticipate,” “project,” “will,” “should,” “indicate,” “would,” “may”  and similar expressions indicate forward-looking statements. Those statements, including statements, projections, estimates or assumptions concerning future events or performance, and other statements that are other than statements of historical fact, are subject to material risks and uncertainties. 1st Source cautions readers not to place undue reliance on any forward-looking statements, which speak only as of the date made.

1st Source may make other written or oral forward-looking statements from time to time. Readers are advised that various important factors could cause 1st Source’s actual results or circumstances for future periods to differ materially from those anticipated or projected in such forward-looking statements. Such factors, among others, include changes in laws, regulations or accounting principles generally accepted in the United States; 1st Source’s competitive position within its markets served; increasing consolidation within the banking industry; unforeseen changes in interest rates; unforeseen downturns in the local, regional or national economies or in the industries in which 1st Source has credit concentrations; and other risks discussed in 1st Source’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K, which filings are available from the SEC. 1st Source undertakes no obligation to publicly update or revise any forward-looking statements.

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